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                                                                    Exhibit 23.1



              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of SyQuest Technology, Inc. for the registration of 14,986,586 shares of its common stock and to the incorporation by reference therein of our report dated October 26, 1995 (except for Note 4, as to which the date is December 27, 1995 and Note 12, as to which the date is June 28, 1996), with respect to the consolidated financial statements and schedule of SyQuest Technology, Inc. included in its Annual Report (Form 10-K, as amended by Form 10-K/A) for the year ended September 30, 1995, filed with the Securities and Exchange Commission.



                                                 /s/Ernst & Young LLP



San Jose, California
November 21, 1996